UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SideChannel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIDECHANNEL, INC.

146 Main Street, Suite 405

Worcester, MA 01608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 12, 2026

Dear Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders (the “Annual Meeting”) of SideChannel, Inc. (the “Company”), which will be held on February 12, 2026, at 9:00 a.m. Eastern time at the Company’s office at 146 Main Street, Suite 405, Worcester, MA 01608, for the following purposes:

1.	To elect five members to our Board of Directors (“Board”);

2.	To approve the amendment of the Company’s certificate of incorporation, as amended, to effectuate a reverse stock split of the Company’s outstanding shares of common stock, at a ratio of no less than 1-for-2 and no more than 1-for-200, with such ratio to be determined by our Board in its sole discretion;

3.	To ratify the appointment of RBSM, LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2026; and

4.	To transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board has fixed the close of business on December 19, 2025 (the “Record Date”) as the record date for a determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance of the Annual Meeting to our stockholders. Registration and seating will begin at 8:30 a.m. Eastern time.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Your vote at the Annual Meeting is especially important. If you do not plan on attending the Annual Meeting, please vote, date, and sign the enclosed proxy and return it in the business envelope provided. Even if you do plan to attend the Annual Meeting, we recommend that you vote your shares at your earliest convenience in order to ensure your representation at the Annual Meeting.

If you have questions or need assistance voting your shares, please contact Computershare, our transfer agent, by calling 1-866-595-6048.

Dated: January 2, 2026	By the Order of the Board of Directors,

/s/ Ryan Polk
Ryan Polk
Secretary of the Board of Directors

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

SIDECHANNEL, INC.

146 Main Street, Suite 405

Worcester, MA 01608

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2026

The Board of Directors (the “Board”) of SideChannel, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting of stockholders (the “Annual Meeting”) to be held on February 12, 2026, at 9:00 a.m. Eastern time at 146 Main Street, Suite 405, Worcester, MA 01608, including at any adjournments or postponements of the Annual Meeting.

Our Board is asking you to vote your shares by completing, signing, and returning a proxy card or by voting over the Internet. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder as described in more detail below.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of the proxy materials, lower the costs of the Annual Meeting, and help to conserve natural resources. On or about January 2, 2026, we intend to begin mailing to each stockholder a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. Only stockholders who owned our common stock on December 19, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on February 12, 2026:

The Notice of Meeting, Proxy Statement, and our 2025 Annual Report on Form 10-K are available at:

www.edocumentview.com/SDCH

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By completing, signing, and returning the accompanying proxy card, you are designating the individuals identified on the proxy card as your proxy for the Annual Meeting and you are authorizing those individuals to vote your shares at the Annual Meeting as you have instructed on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the SEC to give you when we ask you to sign a proxy card designating the individuals identified on the proxy card to vote on your behalf.

Why did you send me this proxy statement?

We sent you this proxy statement and proxy card because our Board is soliciting your proxy to vote at the Annual Meeting and any adjournment(s) and postponement(s) thereof. This proxy statement summarizes information related to your vote at the Annual Meeting. All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card by mail or vote over the Internet or by phone.

On or about January 2, 2026, we intend to begin mailing to each stockholder a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet. Only stockholders who owned our common stock on the Record Date are entitled to vote at the Annual Meeting.

What Does it Mean if I Receive More than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

How do I attend the Annual Meeting?

The Annual Meeting will be held on February 12, 2026, at 9:00 a.m. Eastern time at 146 Main Street, Suite 405, Worcester, MA 01608. Information on how to vote in person at the Annual Meeting is discussed below.

Who is Entitled to Vote?

The Board has fixed the close of business on December 19, 2025, as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. On the Record Date, there were 231,229,054 shares of common stock, $0.001 par value per share, outstanding. Each share of common stock is entitled to one vote that may be cast on each proposal that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Computershare Limited, you are the “record holder” of those shares. If you are a record holder, a Notice of Internet Availability of Proxy Materials with instructions on how to obtain these proxy materials was provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Notice has been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. See “How Will my Shares be Voted if I Give No Specific Instruction?” below for information on how shares held in street name will be voted without instructions provided.

Who May Attend the Annual Meeting?

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name, you will need to provide a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

What am I Voting on?

There are three matters scheduled for a vote:

1.	To elect five members to our Board;

2.	To approve the amendment of the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effectuate a reverse stock split of the Company’s outstanding shares of common stock, at a ratio of no less than 1-for-2 and no more than 1-for-200, with such ratio to be determined by our Board in its sole discretion (the “Reverse Stock Split”); and

3.	To ratify the appointment of RBSM, LLP (“RBSM”) as our independent registered public accounting firm for the fiscal year ending September 30, 2026 (“Fiscal 2026”).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. The proxy also has discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations. If any other matters are properly brought before the Annual Meeting, it is the intention of the person named in the accompanying proxy to vote on those matters in accordance with his best judgment.

How Do I Vote?

MAIL	INTERNET
Send your signed proxy card or voter instruction card to: Proxy Services C/O Computershare Investor Services PO Box 43101 Providence, RI 02940-5067	Click this link: www.envisionreports.com/SDCH

Stockholders of Record

If you are a registered stockholder, you may vote by mail, Internet, phone or online at the Annual Meeting by following the instructions in the Notice. You also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet is 11:59 p.m. Eastern Time on February 11, 2026. Our Board’s designated proxies identified in the proxy card, will vote your shares according to your instructions. If you attend the Annual Meeting, you also will be able to vote your shares at the meeting up until the time the polls are closed.

Beneficial Owners of Shares Held in Street Name

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. The materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check the Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet in advance of the meeting and whether, if you attend the Annual Meeting, you will be able to vote your shares at the meeting up until the time the polls are closed.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

IMPORTANT: If you vote by Internet, please DO NOT mail your proxy card.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date.

Is My Vote Confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What Constitutes a Quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 115,614,528 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in via the Internet or person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by the Company are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How Will my Shares be Voted if I Give No Specific Instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of the Board of Directors’ five nominees to our Board;

2.	“For” approval of the amendment of the Certificate of Incorporation to effectuate the Reverse Stock Split; and

3.	“For” the ratification of the appointment of RBSM as our independent registered public accounting firm for Fiscal 2026.

This authorization would exist, for example, if a stockholder of record merely signs, dates, and returns the proxy card but does not indicate how the stockholder’s shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the Board’s designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers, and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

How are Votes Counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of Directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. With respect to the election of Directors, only shares that are voted in favor of the nominee will be counted toward the achievement of a plurality and, as a result, where a stockholder properly withholds authority to vote for a particular nominee, such shares will not be counted toward such nominee’s or any other nominee’s achievement of a plurality.

What is a Broker Non-Vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at their discretion.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our amended and restated bylaws (the “Bylaws”) provide that an action of our stockholders (other than the election of Directors) is approved if a majority of the number of shares of stock present at the meeting (either in person or by proxy) vote in favor of the proposal. Therefore, if a stockholder abstains from voting on Proposal No. 3, for example, such shares are considered present at the Annual Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Directors.	“FOR” or “WITHHOLD”	None

Proposal No. 2: Amendment of Certificate of Incorporation to Effectuate Reverse Stock Split	The affirmative vote of the holders of a majority in voting power of the votes which could be cast affirmatively or negatively at the Annual Meeting by the holders entitled to vote thereon.	“FOR,” “AGAINST” or “ABSTAIN”	Against (1)

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes which could be cast affirmatively or negatively at the Annual Meeting by the holders entitled to vote thereon.	“FOR,” “AGAINST” or “ABSTAIN”	Against (1)

(1)	A vote marked as an “Abstention” is a vote that could be cast at the Annual Meeting and, therefore, will be treated as a vote against the proposal.

What Are the Voting Procedures?

In voting by proxy with regard to the election of Directors, you may vote in favor of the nominee or withhold your votes as to the nominee. With regard to other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Corporate Secretary of the Company by delivering a properly completed, later-dated proxy card or vote instruction form or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608, Attention: Corporate Secretary. Your most current proxy card or Internet proxy is the one that will be counted.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our Directors, officers, and other employees, personally or by telephone, facsimile, or email. Such persons will receive no compensation for their services in connection with these solicitation activities other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials. If you have any questions or require any assistance with completing your proxy, please contact Computershare by telephone at 1-866-595-6048.

Do I Have Dissenters’ Rights of Appraisal?

Stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to Proposal No. 1 (Election of Directors), Proposal No. 2 (Amendment of Certificate of Incorporation to Effectuate Reverse Stock Split), or Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm).

How can I Find out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The size of our Board has been set at seven members. At the Annual Meeting, the stockholders will elect five Directors to hold office until the next annual meeting of stockholders. As of the Record Date, our Board is composed of the following six Directors, and there is one vacancy on our Board:

Robert Brown

Brian Haugli

Nick Hnatiw

Deborah MacConnel

Hugh Regan, Jr.

Anna Seacat

Ms. MacConnel, our current Chairwoman of the Board, is not standing for re-election as a Director at the Annual Meeting. Accordingly, immediately following the Annual Meeting, Ms. MacConnel will cease to be a Director, and there will be two vacancies on our Board. The Board expects to initiate a search for individuals to fill the two vacancies and may appoint individuals to fill these vacancies as it sees fit.

Directors are elected by a plurality of votes cast by stockholders. Accordingly, the nominees receiving the highest number of affirmative votes will be elected as Directors. In the event the nominee is unable or unwilling to serve as a Director at the time of the Annual Meeting, proxies will be voted for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as Directors if elected.

Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as our Directors to serve until their successors are elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominee listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information with Respect to Director Nominees

Listed below are the persons nominated by the Board of Directors for election as our Directors to hold office until their successors are elected and qualified, and their ages as of the date of this proxy statement. Deborah MacConnel, our current Chairwoman of the Board, is not standing for re-election to the Board.

Name	Age
Robert Brown	66
Brian Haugli	45
Nick Hnatiw	45
Hugh Regan, Jr.	65
Anna Seacat	44

Robert Brown. General (Retired) Brown joined our Board in February 2024. He has served as the Chief Executive Officer of the Association of the United States Army (AUSA) since October 2021. AUSA is the Army’s premier non-profit association that over the last 75 years has educated, informed and connected America with the Army. He graduated from the United States Military Academy, West Point in 1981 and served in critical leadership positions involved in disaster response operations, peacekeeping operations in Haiti, and Bosnia and combat operations in the middle east throughout his 38 years of service. He attained the highest rank in the military, serving as a 4 Star General with his final command position of the United States Army Pacific, with responsibility for 126,000 soldiers and half the earth’s surface in the Pacific theater. The Armed Services YMCA (ASYMCA) has benefited from General Brown’s participation on the National Board of Directors since April 2020, and he was recently selected to be the Chairman of the ASYMCA Board in January 2024. He earned a Master of Education from the University of Virginia and a Master of Science in National Security and Strategic Studies from the National War College where he was a Distinguished Graduate. We believe General Brown is qualified to serve as a Director because of his extensive national security and leadership experience.

Brian Haugli. Mr. Haugli is our Chief Executive Officer and has served in that role since our incorporation in 2019 while simultaneously serving as a Director. During October 2020, Mr. Haugli founded RealCISO, Inc., a cybersecurity risk assessment SaaS platform, and has been the creator and host of #CISOlife YouTube and Podcast since August 2019. Mr. Haugli worked for the Hanover Insurance Group, a leading property and casualty insurance carrier, offering broad and innovative insurance protection for small and mid-sized businesses, from May 2015 to April 2019, most recently as VP and Chief Security Officer. Mr. Haugli was an Adjunct Professor at Boston College from June 2020 through January 2022, and from September 2019 to August 2020, he was an advisor to zScaler, which uses zero trust principles, to help IT move away from legacy network infrastructure to achieve modern workplace enablement, infrastructure modernization, and security transformation. Mr. Haugli received his Bachelor of Technology in Network Administration from the State University of New York at Morrisville. We believe Mr. Haugli is qualified to serve as the Chief Executive Officer and Director based on his cybersecurity leadership experience.

Nick Hnatiw. Mr. Hnatiw serves as the Company’s Chief Technology Officer since November 2020 and was elected to our Board in February 2024. Mr. Hnatiw has more than 15 years of experience creating software technologies from network security to artificial intelligence. Mr. Hnatiw has led the design and development of a security risk assessment SaaS platform, run a security monitoring service with a custom-built next generation automation and SIEM system. Prior to joining the Company, Mr. Hnatiw served as the technical director for network operations supporting U.S. Cyber Command, U.S. Intelligence Agencies, and other Department of Defense research organizations from October 2010 to October 2014. From June 2015 to September 2019, Mr. Hnatiw was the Chief Executive Officer of Loki Labs, a cybersecurity firm. Mr. Hnatiw is also a stockholder of RealCISO.io (since October 2020). Mr. Hnatiw earned a Bachelor of Science degree in computer engineering and computer science at the University of Massachusetts, Amherst. We believe Mr. Hnatiw is qualified to serve as the Chief Technology Officer and Director based on his technology leadership experience.

Hugh Regan, Jr. Mr. Regan has served as a Member of our Board of Directors since July 2022. Mr. Regan retired in June 2021 from his role as Secretary, Treasurer and Chief Financial Officer of inTEST Corporation (NYSE: INTT), a publicly traded manufacturer of capital equipment used in the semiconductor industry and other markets. He currently works as a private consultant to businesses, assisting them with various strategic issues. Mr. Regan served in various roles at inTEST for just over 25 years, from April 1996 until June 2021. Prior to joining inTEST, Mr. Regan served in multiple financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996. Mr. Regan received his Bachelor of Science in Commerce with majors in Accounting and Finance from Rider University and is a Certified Public Accountant licensed in New Jersey. We believe Mr. Regan is qualified to serve as a Director based on his finance and public company reporting oversight experience.

Anna Seacat. Ms. Seacat joined our Board in December 2025. She brings more than a decade of marketing and technology leadership experience spanning cybersecurity, enterprise software, and regulated industries. From December 2022 to June 2025, she served as Chief Marketing Officer of DeepSeas, a cybersecurity company specializing in managed detection and response, threat intelligence, and advisory services for cyber resilience. Earlier, she held senior marketing leadership roles at Proxy, an identification-technology company, and at Ascension, one of the nation’s largest nonprofit health systems. Ms. Seacat has led the launch of multiple technology solutions and brands, including new cybersecurity offerings and an AI-based IoT platform at IBM, and she is known for applying design-thinking principles to translate complex technologies into narratives that drive adoption and growth. Her experience also includes entrepreneurial and agency work across hospitality and aviation, further strengthening her operational versatility and customer-centric approach. She holds a Bachelor of Arts in Communication from Indiana University, a Master of Science in Marketing from Southern New Hampshire University, and Graduate Certificates in Search and Social Media Marketing. She currently serves as an Adjunct Instructor at Marian University’s School of Business. We believe Ms. Seacat is qualified to serve as a Director because of her extensive leadership experience in marketing, her strategic expertise in cybersecurity and emerging technologies, and her demonstrated ability to accelerate product and organizational growth.

Family Relationships and Other Arrangements

There are no family relationships among our Directors and executive officers. There are no arrangements or understandings between or among our Directors and executive officers pursuant to which any Director or executive officer was or is to be selected as a Director or executive officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as discussed in the individual biographies of our executive officers and Directors, above or disclosed herein, none of our Directors or executive officers has been involved in any of the following events during the past 10 years: (1) any bankruptcy petition  filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure and Role in Risk Oversight

We currently have a separate Chairwoman and Chief Executive Officer leadership structure, with Ms. MacConnel serving as the Chairwoman of our Board and Brian Haugli serving as our Chief Executive Officer. Ms. MacConnel is not standing for re-election to our Board at the Annual Meeting. Accordingly, immediately following the Annual Meeting, Ms. MacConnel will cease to be a Director. We expect that the Board will elect a Chairperson after the Annual Meeting.

All of our Directors attended more than 75% of the aggregate number of meetings of the Board and each committee on which they served during the fiscal year ended September 30, 2025 (“Fiscal 2025”). In Fiscal 2025, the Board met five times.

We require our Directors to attend the annual meeting of stockholders; however, they may be excluded from doing so if an unavoidable conflict arises. All Directors attended our last annual meeting of stockholders.

Our Board of Directors exercises general oversight of risk in our business operations, communicating regularly with our management regarding risk and our possible exposure to risk in our operations.

Our Board has established an Audit Committee which operates pursuant to a charter adopted by our Board. The Audit Committee has the composition and responsibilities described below. The Charter of this committee is available online at https://investors.sidechannel.com/corporate-governance. We do not have a Compensation Committee or a Nominating and Corporate Governance Committee. Our Board may establish other committees from time to time.

Director Independence

The Board considers Mr. Brown, Ms. MacConnel, Mr. Regan, and Ms. Seacat to be “independent” under the independent director requirements of the Nasdaq Stock Market LLC.

Audit Committee

Mr. Brown Ms. MacConnel, and Mr. Regan serve as members of the Audit Committee, and Mr. Regan acts as Chairman of the Audit Committee. The Board has determined that Mr. Regan is an audit committee financial expert under the rules established by the SEC. The Audit Committee met five times in Fiscal 2025. The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements will be included in our Annual Reports on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Ethics

We have adopted a formal Code of Ethics applicable to all Board members, officers, and employees. A copy of our Code of Ethics may be obtained without charge upon written request to Secretary, SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608.

Compensation of Directors

Only independent Directors receive compensation for their services on our Board.

Annual Director compensation is $15,000 for the non-Executive Chairperson of the Board and $15,000 for the other Directors, with an additional $15,000 earned by the Director who serves as the Audit Committee chairperson. During Fiscal 2025, we paid an aggregate of $60,000 in board fees.

Our 2021 Omnibus Equity Compensation Plan (“Equity Incentive Plan”) was approved by stockholders on September 13, 2021. We have made awards to our Named Executive Officers (as hereinafter defined) and Directors under the Equity Incentive Plan in the form of restricted stock units (“RSUs”) and stock options.

We also have granted RSUs and stock options to Directors with three-year vesting periods. We calculate grant date fair value of stock-based compensation in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

The following table sets forth summary information concerning the compensation we paid to non-executive Directors for Fiscal 2025:

2025 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total Compensation
Robert Brown	$15,000	$33,000	—	$48,000

Deborah MacConnel	15,000	33,000	—	48,000

Hugh Regan	30,000	33,000	—	63,000

* The table above does not include the amount of any expense reimbursements paid to the above Directors.

(1) Represents the grant date fair value of board fees paid in RSUs awarded during Fiscal 2025, calculated in accordance with FASB’s ASC Topic 718. RSUs granted with a vesting schedule will typically vest pro rata on a one RSU for one common share ratio over a three-year period. The shares received and the average share price used to determine the compensation value to each Director is listed below for Fiscal 2025:

●	Mr. Brown was awarded 1.1 million RSUs with a grant date fair value of $33 thousand vesting over three years beginning on March 1, 2025, and ending on March 1, 2027. Mr. Brown received 366,666 shares of common stock for RSUs that vested during Fiscal 2025.

●	Ms. MacConnel was awarded 1.1 million RSUs with a grant date fair value of $33 thousand vesting over three years beginning on March 1, 2025, and ending on March 1, 2027. Ms. MacConnel received 400,000 shares of common stock for RSUs that vested during Fiscal 2025.

●	Mr. Regan was awarded 1.1 million RSUs with a grant date fair value of $33 thousand vesting over three years beginning on March 1, 2025, and ending on March 1, 2027. Mr. Regan received 400,000 shares of common stock for RSUs that vested during Fiscal 2025.

Required Vote of Stockholders

A plurality of the votes cast at the Annual Meeting is required to elect a nominee as a Director. Accordingly, the nominees receiving the highest number of affirmative votes will be elected as Directors.

Board Recommendation

The Board unanimously recommends a vote “FOR” the election of Robert Brown, Brian Haugli, Nick Hnatiw, Hugh Regan, Jr., and Anna Seacat as Directors of the Company.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of the date of this proxy statement. There are no family relationships among any of our Directors or executive officers.

Name	Age	Positions
Brian Haugli	45	Chief Executive Officer, Director
Nick Hnatiw	45	Chief Technology Officer, Director
Ryan Polk	57	Chief Financial Officer

See “Proposal No. 1—Election of Directors” for biographical and other information regarding Messrs. Haugli and Hnatiw.

Ryan Polk. Mr. Polk has served as our Chief Financial Officer since February 1, 2020. From January 2019 to September 2020, Mr. Polk served in Chief Executive Officer and Chief Financial Officer roles for Automated Retail Technologies, which develops and deploys innovative kiosks from April 2019 through September 2020. The predecessor to Automated Retail Technologies, Generation Next Franchise Brands, filed for bankruptcy in December 2019. Cellpoint Corporation, a mobile phone parts supplier, hired Mr. Polk as Chief Financial Officer from June 2017 through October 2018. LDI, LLC, a family office investing in portfolio companies, employed Mr. Polk as Vice President, Business Unit Operations from July 2011 through May 2017. He is a graduate of Purdue University with two Bachelor of Science degrees from the Krannert School of Management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table (“SCT”) sets forth certain information concerning all compensation paid, earned or accrued for service by (i) our principal executive officer(s) during Fiscal 2025 and (ii) each of our other two most highly compensated executive officers who served in such capacity at the end of Fiscal 2025 whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”):

2025 SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total

Brian Haugli,	2025	$327,000	$-	$113,892	$40,387	$481,279
Chief Executive Officer	2024	$300,000	$30,400	$188,383	$39,130	$557,913

Nicholas Hnatiw,	2025	$236,250	$-	$23,333	$28,813	$288,397
Chief Technology Officer	2024	$214,585	$22,700	$72,833	$32,303	$342,421

Ryan Polk,	2025	$174,400	$-	$75,928	$15,481	$265,808
Chief Financial Officer	2024	$192,917	$24,200	$121,422	$11,668	$350,207

No executive officer was granted or earned any option awards, non-equity incentive plan compensation or non-qualified deferred compensation during the periods reported above.

(1) Represents the grant date fair value of RSUs, calculated in accordance with ASC Topic 718. The shares received and the average share price used to determine the compensation value to each officer is listed below:

●	For Fiscal 2025, Mr. Haugli received an aggregate of 2,711,704 RSUs at an average grant date fair value of $0.04 per share, vesting over three years beginning March 1, 2026, and ending March 1, 2028. Mr. Haugli also received 1,446,810 shares of common stock from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 938,835 shares of common stock after using 507,975 shares to pay for income tax withholding.

For the fiscal year ended September 30, 2024 (“Fiscal 2024”), Mr. Haugli received an aggregate of 3,395,985 RSUs at an average grant date fair value of $0.06 per share. Of this amount, 2,562,651 RSUs vest over three years and 833,334 RSUs vested immediately. Of the RSUs that vested immediately, Mr. Haugli received a net quantity of 567,954 shares of common stock after using 265,380 to pay for income tax withholding. Mr. Haugli also received an additional 592,592 shares from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 384,532 shares of common stock after using 208,060 shares to pay for income tax withholding.

●

For Fiscal 2025, Mr. Hnatiw received an aggregate of 555,556 RSUs at an average grant date fair value of $0.04 per share, vesting over three years beginning March 1, 2026, and ending March 1, 2028. Mr. Hnatiw also received 527,778 shares of common stock from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 345,166 shares of common stock after using 182,612 shares to pay for income tax withholding.

For Fiscal 2024, Mr. Hnatiw received an aggregate of 1,283,332 RSUs at an average grant date fair value of $0.06 per share. Of this amount, 694,444 RSUs vest over three years and 588,888 RSUs vested immediately. Of the RSUs that vested immediately, Mr. Hnatiw received a net quantity of 385,132 shares of common stock after using 203,756 to pay for income tax withholding. Mr. Hnatiw also received an additional 388,890 shares from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 254,334 shares of common stock after using 134,556 shares to pay for income tax withholding.

●	For Fiscal 2025, Mr. Polk received an aggregate of 1,807,803 RSUs at an average grant date fair value of $0.04 per share, vesting over three years beginning March 1, 2026, and ending March 1, 2028. Mr. Polk also received 995,405 shares of common stock from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 588,492 shares of common stock after using 408,913 shares to pay for income tax withholding.

For Fiscal 2024, Mr. Polk received an aggregate of 2,194,545 RSUs at an average grant date fair value of $0.06 per share. Of this amount, 1,708,434 RSUs vest over three years and 486,111 RSUs vested immediately. Of the RSUs that vested immediately, Mr. Polk received a net quantity of 286,902 shares of common stock after using 199,209 to pay for income tax withholding. Mr. Polk also received 518,519 shares from the vesting of RSUs granted in prior fiscal years, of which he received a net quantity of 306,029 shares of common stock after using 212,490 shares to pay for income tax withholding.

(2) All Other Compensation represents the following:

●

Brian Haugli:

Fiscal 2025: $24,891 for medical, dental, vision, life, and personal accident insurance, $14,296 for 401(k) match, and $1,200 cell phone reimbursement.

Fiscal 2024: $23,208 for medical, dental, vision, life, and personal accident insurance, $12,000 for 401(k) match, and $3,922 for a club membership.

●

Nick Hnatiw:

Fiscal 2025: $17,255 for medical, dental, vision, life, and personal accident insurance, $10,358 for 401(k) match, and $1,200 cell phone reimbursement.

Fiscal 2024: $23,120 for medical, dental, vision, life, and personal accident insurance and $8,583 401(k) match and $600 cell phone reimbursement.

●

Ryan Polk:

Fiscal 2025: $11,883 for medical, dental, vision, life, and personal accident insurance, $2,398 for 401(k) match, and $1,200 cell phone reimbursement.

Fiscal 2024: $11,068 for medical, dental, vision, life, and personal accident insurance and $600 cell phone reimbursement.

Employment Contracts

Brian Haugli

On July 1, 2022, the Board appointed Brian Haugli as our Chief Executive Officer and Director.

In connection with Mr. Haugli’s appointment as Chief Executive Officer, we entered into an Employment Agreement dated July 1, 2022 (“Haugli Executive Agreement”), with Mr. Haugli, pursuant to which he will receive a base annual salary, payable in accordance with our standard payroll schedule, and other customary benefits. Mr. Haugli is also eligible to receive (i) an annual cash bonus based on personal and Company-based metrics; and (ii) annual grants of stock options and/or restricted stock units at the discretion of our Board. Mr. Haugli is further eligible to receive discretionary bonuses payable from time to time in cash, stock or options, in the discretion of the Board.

If we terminate Mr. Haugli’s employment other than for Cause (as defined in the Haugli Employment Agreement) or Mr. Haugli resigns for Good Reason (as defined in the Haugli Employment Agreement), then we are obligated to pay to Mr. Haugli an amount equal to 24 months of his salary.

During Fiscal 2025, Mr. Haugli’s annual base salary was $327,000. During Fiscal 2026, Mr. Haugli’s annual base salary is $336,807.

Nick Hnatiw

On July 14, 2021, we hired Nick Hnatiw as our Chief Technology Officer.

We entered into an Employment Agreement dated June 1, 2021 (“Hnatiw Executive Agreement”), with Mr. Hnatiw pursuant to which he will receive a base annual salary, payable in accordance with our standard payroll schedule, and other customary benefits. Mr. Hnatiw is also eligible to receive (i) an annual cash bonus based on personal and Company-based metrics; and (ii) annual grants of stock options and/or restricted stock units at the discretion of our Board. Mr. Hnatiw is further eligible to receive discretionary bonuses payable from time to time in cash, stock or options, in the discretion of the Board.

If we terminate Mr. Hnatiw’s employment other than for Cause (as defined in the Hnatiw Employment Agreement) or Mr. Hnatiw resigns for Good Reason (as defined in the Hnatiw Employment Agreement), then we are obligated to pay to Mr. Hnatiw an amount equal to six months of his salary.

During Fiscal 2025, Mr. Hnatiw’s annual base salary was $236,250. During Fiscal 2026, Mr. Hnatiw’s annual base salary is $250,000.

Ryan Polk

On February 1, 2020, the Board appointed Ryan Polk as our Chief Financial Officer.

We entered into an Employment Agreement dated June 1, 2021 (“Polk Executive Agreement”), with Mr. Polk pursuant to which he will receive a base annual salary, payable in accordance with our standard payroll schedule, and other customary benefits. Mr. Polk is also eligible to receive (i) an annual cash bonus based on personal and Company-based metrics; and (ii) annual grants of stock options and/or restricted stock units at the discretion of our Board. Mr. Polk is further eligible to receive discretionary bonuses payable from time to time in cash, stock or options, in the discretion of the Board.

If we terminate Mr. Polk’s employment other than for Cause (as defined in the Polk Employment Agreement) or Mr. Polk resigns for Good Reason (as defined in the Polk Employment Agreement), then we are obligated to pay to Mr. Polk an amount equal to six months of his salary.

During Fiscal 2025, Mr. Polk’s salary was increased from $130,800 to $261,600 when he moved from a part-time to a full-time role. During Fiscal 2026, Mr. Polk’s annual base salary is $269,454.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and to our other non-PEO Named Executive Officers and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

	PEO (1)		Average of Non-PEO Named Executive Officers (2)
Fiscal Year	SCT Total Compensation	Compensation Actually Paid (3)	SCT Total Compensation	Compensation Actually Paid	Value of $100 Initial Investment Based on Cumulative Company TSR (4)
2025	$481,279	$495,227	$277,103	$287,119	$47	$(891,311)
2024	557,913	426,391	346,314	287,172	31	(903,787)
2023	575,382	488,715	265,455	230,848	51	(7,006,155)

(1)	The PEO for all three covered fiscal years was Brian Haugli.
(2)	The non-PEO Named Executive Officers for Fiscal 2025 and Fiscal 2024 were Nicholas Hnatiw and Ryan Polk. The non-PEO Named Executive Officers for the fiscal year ended September 30, 2023 (“Fiscal 2023”) were Nicholas Hnatiw and David Chasteen.
(3)	“Compensation actually paid” reflects the adjustments required by Item 402(v) of Regulation S-K and differs from total compensation reported in the SCT. These adjustments include, among other things, the exclusion of the change in pension value (if any) and the replacement of equity award grant-date fair value with the fair value of equity awards at vesting or fiscal year-end, as applicable.
(4)	Total shareholder return (“TSR”) reported above assume an initial fixed investment of $100 on September 28, 2022.

Compensation actually paid to our Named Executive Officers represents the total compensation reported in the SCT for the applicable fiscal year, as adjusted as follows:

	Fiscal 2025		Fiscal 2024		Fiscal 2023
	PEO	Non-PEO	PEO	Non-PEO	PEO	Non-PEO

SCT reported compensation	$481,279	$277,103	$557,913	$346,314	$575,382	$265,455
Deduct: Grant date fair value of equity awards reported in “Stock Awards” column of SCT for covered fiscal year	(113,892)	(49,631)	(188,383)	(97,128)	(222,222)	(34,167)
Deduct: For any awards granted in any prior fiscal year that were forfeited during the covered fiscal year, the fair value at the end of the prior fiscal year	-	-	-	-	-	-
Add: Fair value as of the end of the covered fiscal year of all equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of such covered fiscal year	176,261	76,809	110,194	51,662	98,519	26,250
Add: Change in fair value (whether positive or negative) as of the end of the covered fiscal year of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of such covered fiscal year	11,015	6,727	(61,259)	(23,861)	-	(10,630)
Add: For awards that are granted and vest in the same fiscal year, the fair value as of the vesting date	-	-	50,000	32,250	37,037	-
Add: Change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	(59,436)	(23,889)	(42,074)	(22,065)	-	(16,060)
Total compensation actually paid	$495,227	$287,119	$426,391	$287,172	$488,715	$230,848

Relationship Between Financial Performance Measures

The graph below compares year-over-year change in the compensation actually paid (“CAP”) to our PEO and the average of our remaining Named Executive Officers (“Non-PEO”) CAP, with our year-over-year change in TSR for Fiscal 2025 and Fiscal 2024.

The Company’s executive compensation program is designed to align pay with performance and the creation of stockholder value over time. As reflected in the Pay Versus Performance table above, compensation actually paid to our PEO generally increased during periods of improved Company performance and decreased during periods of weaker performance. The average compensation actually paid to our other Named Executive Officers did not reflect this same relationship with Company performance.

PEO compensation actually paid for Fiscal 2025 increased 16.1% compared to Fiscal 2024, consistent with improved Company TSR which increased 51.2%. PEO compensation actually paid for Fiscal 2024 declined 12.8% relative to Fiscal 2023, corresponding with a TSR of negative 38.6%. These trends reflect the Company’s emphasis on performance-based equity incentives and annual cash bonuses that are tied directly to financial results. The average compensation actually paid to our other Named Executive Officers was unchanged in Fiscal 2025 (0.0%) but it increased in Fiscal 2024 24.4%.

Overall, the Company believes the structure of its executive compensation program appropriately reflects changes in Company performance and promotes long-term alignment between management and stockholders.

PROPOSAL NO. 3:

REVERSE STOCK SPLIT AMENDMENT

On February 12, 2025, at our 2025 annual meeting of stockholders, stockholders approved the amendment of our Certificate of Incorporation to effectuate a reverse stock split of our common stock at a ratio of no less than 1-for-2 and no more than 1-for-200, with such ratio to be determined by our Board in its sole discretion. As of the date of this proxy statement, such reverse stock split has not yet been effectuated. In August 2025, the Board authorized the implementation of a reverse stock split at a ratio of 1 for 52, subject to FINRA processing and prevailing market conditions. An application has already been submitted to FINRA in connection with the reverse stock split and remains under review. There can be no assurance as to the timing or outcome of FINRA’s review. In addition, there can be no assurance that, following any FINRA processing, market conditions at such time will be conducive to effecting the reverse stock split. If the reverse stock split is not effectuated prior to February 12, 2026, the stockholder authorization approved in February 2025 will be deemed abandoned. Accordingly, the Company is seeking new stockholder approval to authorize the reverse stock split in order to maintain the Board’s ability to effect such action, if and when deemed appropriate.

Our management team has been studying the potential benefits of effectuating a Reverse Stock Split of our common stock for the purpose of uplisting to either the NYSE American or the Nasdaq Stock Market (“Nasdaq”) in the future. Based on our stage of development, certain developments in our industry, our observations regarding the market for our peers whose securities are traded on NYSE American or Nasdaq, and discussions with U.S.-based investment banks and other advisors, we believe that there may be potential benefits of a Reverse Stock Split and a possible future uplisting of our common stock from the OTCQB tier of the OTC Markets to NYSE American or Nasdaq, including:

●	a larger pool of available capital;

●	a greater average daily trading volume;

●	a greater number of U.S. retail and institutional investors; and

●	a potential increase in market valuation.

We must satisfy a variety of requirements to be accepted for listing on NYSE American or Nasdaq, including the requirement that the listed securities maintain a minimum per-share trading price for a specific period of time. We are contemplating the possibility of proceeding to complete the Reverse Stock Split in order to satisfy this requirement. This is not the only listing standard that we must meet, however, and we do not currently meet certain of the other NYSE American or Nasdaq listing standards. The Reverse Stock Split is merely a step toward a possible uplisting to NYSE American or Nasdaq. Even if stockholders approve Proposal No. 2, there can be no assurance that (i) we will effectuate the Reverse Stock Split, (ii) we will meet the NYSE American and/or Nasdaq listing standards, (iii) we will apply to have our common stock listed on NYSE American or Nasdaq, or (iv) our common stock will be approved for listing on NYSE American or Nasdaq. Additionally, in no event will the Reverse Stock Split be effectuated until it has been processed by the Financial Industry Regulatory Authority (“FINRA”). Even if stockholders approve Proposal No. 2, there can be no assurance that FINRA will process the Reverse Stock Split.

Our Board has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to our stockholders for their approval an amendment to our Certificate of Incorporation (the “Reverse Stock Split Amendment”) to effectuate a Reverse Stock Split of the Company’s outstanding shares of common stock, at a ratio of no less than 1-for-2 and no more than 1-for-200 shares, with such ratio to be determined by our Board in its sole discretion. The Reverse Stock Split Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, or at such later time as is set forth therein; provided, however, that in no event will the Reverse Stock Split be effectuated until it has been processed by FINRA.

If the Board determines to implement the Reverse Stock Split Amendment, we will communicate to the public, prior to the effective time of the Reverse Stock Split Amendment, additional details regarding the Reverse Stock Split and the Reverse Stock Split Amendment (including the final Reverse Stock Split ratio, as determined by the Board in its sole discretion within the range approved by stockholders). The Board may determine, in its sole discretion, not to effectuate the Reverse Stock Split and not to file any Reverse Stock Split Amendment.

If Proposal No. 2 is approved in determining whether to proceed with the Reverse Stock Split and what ratio (within the range approved by stockholders) to implement, the Board may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;
●	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in our common stock;
●	minimum listing requirements of NYSE American or Nasdaq;
●	which Reverse Stock Split ratio would result in the least administrative cost to us; and
●	prevailing general market and economic conditions.

The failure of our stockholders to approve Proposal No. 2 could prevent us from meeting the minimum bid price requirements of NYSE American and Nasdaq (the “Minimum Bid Price Requirement”), among other things, unless the market price of our common stock increases above the Minimum Bid Price Requirement without a Reverse Stock Split. If we are unable to uplist our common stock to NYSE American or Nasdaq, interest in our common stock may decline and certain institutions may not have the ability to trade in our common stock, all of which could have a material adverse effect on the liquidity or trading volume of our common stock. If our common stock becomes significantly less liquid due to our inability to qualify for listing on NYSE American or Nasdaq, our stockholders may not have the ability to liquidate their investments in our common stock as and when desired and we believe our access to capital would become significantly diminished as a result. Even if stockholders approve Proposal No. 2, there can be no assurance that (i) we will effectuate the Reverse Stock Split, (ii) we will meet the NYSE American and/or Nasdaq listing standards, (iii) we will apply to have our common stock listed on NYSE American or Nasdaq, or (iv) our common stock will be approved for listing on NYSE American or Nasdaq. Additionally, in no event will the Reverse Stock Split be effectuated until it has been processed by FINRA. Even if stockholders approve Proposal No. 2, there can be no assurance that FINRA will process the Reverse Stock Split.

Reasons for the Reverse Stock Split

To uplist to NYSE American or Nasdaq in the future

We believe that a Reverse Stock Split could increase the market price of our common stock sufficiently to satisfy the Minimum Bid Price Requirement in the near term, though we cannot provide any assurance that a Reverse Stock Split will have that effect or that a Reverse Stock Split would increase the market price sufficiently for a prolonged period of time. The Board has weighed the potential harm to us and our stockholders resulting from an inability to uplist to NYSE American or Nasdaq against the potential harm to us and our stockholders from a significant reverse stock split, including the risks described below under “Certain Risks Associated with a Reverse Stock Split.” We believe we may continue to need to raise capital to fund our operations until the businesses we are engaged in become cash flow positive or profitable (of which there is no assurance). If we are unable to uplist to NYSE American or Nasdaq, our access to capital may become further limited and we may not have sufficient capital to enable our operating subsidiaries to continue their operations or become cash flow positive or profitable. Therefore, the Board has concluded that the potential harm to us and our stockholders resulting from a possible uplisting to NYSE American or Nasdaq outweighs the potential harm to us and our stockholders from another significant reverse stock split. The Minimum Bid Price Requirement is not the only listing standard that we must meet, however, and we do not currently meet certain of the other NYSE American or Nasdaq listing standards. The Reverse Stock Split is merely the first step toward an uplisting on NYSE American or Nasdaq. Even if stockholders approve Proposal No. 2, there can be no assurance that (i) we will effectuate the Reverse Stock Split, (ii) we will meet the NYSE American and/or Nasdaq listing standards, (iii) we will apply to have our common stock listed on NYSE American or Nasdaq, or (iv) our common stock will be approved for listing on NYSE American or Nasdaq. Additionally, in no event will the Reverse Stock Split be effectuated until it has been processed by FINRA. Even if stockholders approve Proposal No. 2, there can be no assurance that FINRA will process the Reverse Stock Split.

To potentially improve the liquidity of our common stock.

A Reverse Stock Split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock and potentially decreasing the volatility of our common stock if institutions become long-term holders of our common stock. A Reverse Stock Split could help increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices.

Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Certain Risks Associated with a Reverse Stock Split

There can be no assurance that the Reverse Stock Split will increase the market price of the common stock and have the desired effect of achieving compliance with the Minimum Bid Price Requirement. The Board believes that a Reverse Stock Split has the potential to increase the market price of our common stock so that we may be able to satisfy the Minimum Bid Price Requirement. However, the long- and near-term effect of the Reverse Stock Split upon the market price of the common stock cannot be predicted with any certainty.

As of the Record Date, the closing price of our common stock was $0.06. Historically, however, the closing price of our common stock during Fiscal 2025 has traded as low as $0.03 per share to a high of $0.16 per share. As a result, we cannot be assured of compliance with the Minimum Bid Price Requirement in the future, even if the Reverse Stock Split is effectuated. There can be no assurance that a Reverse Stock Split will increase the market price of our common stock so that we may be able to meet the Minimum Bid Price Requirement, that we would meet the other listing criteria on a national stock exchange, or that we will be able to maintain compliance with the Minimum Bid Price going forward.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that will be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it may increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not result in increasing the marketability of our common stock.

Further, following any reverse stock split, we will continue to require significant proceeds from sales of our debt or equity securities to fund our operations for the near future, which will cause further dilution to stockholders. The issuance of a substantial number of shares of common stock or securities convertible into or exercisable for common stock in the future could cause downward pressure on the price of our common stock and there is no assurance that the market price for our common stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

Even if a Reverse Stock Split enables us to meet the Minimum Bid Price Requirement, we may be unable to meet the other criteria of listing on NYSE American or Nasdaq. Further, the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

A Reverse Stock Split would affect all of our common stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Stock Split will be that:

●	the number of issued and outstanding shares of common stock will be reduced proportionately based on the final Reverse Stock Split ratio, as determined by the Board; and

●	although our authorized capital stock will remain the same, the number of shares of our authorized common stock that are unissued and not reserved for future issuance will increase.

Although the number of outstanding shares of common stock would decrease following the Reverse Stock Split, the Board does not intend for a Reverse Stock Split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The following table reflects the number of shares of common stock that would be outstanding as a result of the effectiveness of the Reverse Stock Split Amendment and the approximate percentage reduction in the number of outstanding shares based on 231,229,054 shares of common stock issued and outstanding on the Record Date. As of the Record Date, we had 449,770,946 shares of common stock available for issuance. The following table also shows the shares that would be available for issuance at various ratios that the Board of Directors may consider if the Reverse Stock Split is effectuated.

Reverse Stock Split Ratio	Approximate Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Stock Split	Shares of Common Stock Available for Issuance After the Reverse Stock Split

1-for-2	50.0%	115,614,527	565,385,473
1-for-50	98.0%	4,624,582	676,375,418
1-for-100	99.0%	2,312,291	678,687,709
1-for-200	99.5%	1,156,146	679,843,854

Effect of Reverse Stock Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of common stock by management, the number of our stockholders, or any aspect of our business will materially change as a result of the Reverse Stock Split. Because the Reverse Stock Split would apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed Reverse Stock Split would not alter the relative rights and preferences of existing stockholders. However, the number of shares of common stock outstanding will be decreased, while the number of authorized but unissued shares will be increased.

Management does not currently plan to use the increase in our authorized but unissued shares that will result from the Reverse Stock Split to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management. This Proposal No. 2 is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures, or CUSIP, number, which is a number used to identify our common stock.

The proposed Reverse Stock Split will have no impact on the total authorized capital stock, or on the par value of our securities.

As a result of the Reverse Stock Split, at the effective time of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split ratio chosen by the Board. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. The historical earnings or loss per share of our common stock reported in all financial reports published after the effective date of the Reverse Stock Split will be restated to reflect the proportionate decrease in the number of outstanding shares of common stock for all periods presented so that the results are comparable.

Fractional Shares

In the case of common stock registered directly on the books of Computershare, our transfer agent, if the Reverse Stock Split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

In the case of common stock held through a broker, bank or nominee, your broker, bank or nominee will determine the process for dealing with any entitlements to fractional shares of common stock.

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers, or other nominees will be instructed to effectuate the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, or other nominee.

Procedure for Effecting Reverse Stock Split

If the Board decides to implement a Reverse Stock Split, the Reverse Stock Split will become effective on the date the Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware (or at such other time as set forth therein); provided, however, that in no event will the Reverse Stock Split be effectuated until it has been processed by FINRA. The time of such filing, if any, will be determined by the Board in its sole discretion. Beginning on the effective time of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares of common stock.

Effective Time

The effective time of the Reverse Stock Split, if the proposed Reverse Stock Split Amendment is adopted and approved by stockholders and the Reverse Stock Split is implemented at the direction of the Board, will be the date and time that the Reverse Stock Split Amendment effectuating the amendment with the ratio selected by the Board is filed with the Secretary of State or such later time as is specified therein. Such filing may occur as shortly after the Annual Meeting or at any time prior to the date that is 12 months from the date of the Annual Meeting; provided, however, that in no event will the Reverse Stock Split be effectuated until it has been processed by FINRA. The exact timing of the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, and the effective date will be publicly announced by the Company.

The Board reserves the right to withdraw Proposal No. 2 relating to the Reverse Stock Split and, if such proposal is withdrawn, all references in the Company’s proxy materials to voting for Proposal No. 2 should be disregarded. In addition, the Reverse Stock Split may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the Reverse Stock Split Amendment with the Secretary of State, notwithstanding stockholder adoption and approval of the Reverse Stock Split Amendment, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Reverse Stock Split. If the Reverse Stock Split Amendment implementing the Reverse Stock Split has not been filed with the Secretary of State on or before the date that is 12 months from the date of the Annual Meeting, the Board will be deemed to have abandoned the Reverse Stock Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse split that may be relevant to U.S. Holders (as defined below) of our common stock but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse split.

This discussion is limited to holders that hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax consequences relevant to such holders’ particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Code. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

●	persons that are not U.S. Holders (as defined below);
●	persons subject to the alternative minimum tax;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies or other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers, or traders in securities;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A reverse split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Information Reporting and Backup Withholding. A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Appraisal Rights

There are no rights of appraisal or similar rights of dissenters with respect to this proposal.

Interests of Officers and Directors in this Proposal

Our officers and Directors do not have any substantial interest, direct or indirect, in this proposal.

Required Vote of Stockholders

The affirmative vote of the holders of a majority of the voting shares of our common stock is required to approve this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 2.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has selected RBSM to audit our financial statements for Fiscal 2026. RBSM acted as our independent registered public accounting firm for Fiscal 2025.

Although stockholder approval of the selection of RBSM is not required by law, our Board believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board may reconsider its selection of RBSM.

Fees of Independent Registered Public Accounting Firm

RBSM acted as our independent registered public accounting firm for Fiscal 2025 and Fiscal 2024. The following table shows the fees that we incurred for audit and other services provided by RBSM for such fiscal years.

	Fiscal Year Ended September 30,
	2025	2024
Audit Fees (1)	$147,000	$137,250
Audit-related Fees (2)	10,000	10,000
Tax Fees (3)	34,000	59,100
Other Fees	5,000	8,525
Total	$196,000	$214,875

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and the review of our financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory or regulatory filings. RBSM was our only provider of audit services.

(2)	Audit-related fees represent fees for professional services provided in connection with the preparation of Form S-8. RBSM was our only provider of audit-related services.

(3)	Tax fees represent fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

All audit-related services, tax services and other services rendered by RBSM were pre-approved by our Board. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services performed for us by our independent registered public accounting firm. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Interests of Officers and Directors in this Proposal

Our officers and Directors do not have any substantial interest, direct or indirect, in this proposal.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of RBSM as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

●	We have reviewed and discussed with management and RBSM, LLP (“RBSM”), our independent registered public accounting firm, our audited financial statements as of and for the fiscal year ended September 30, 2025.

●	RBSM has advised management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

●	We have received the written disclosures and the letter from RBSM required by applicable requirements of the PCAOB regarding RBSM’s communications with the Audit Committee concerning independence, and have discussed with RBSM, their independence from management and the Company. Based on this evaluation and discussion, we have recommended that RBSM be selected as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026.

●	Based on the review and discussions referred to above, as well as representations of RBSM and the audit opinion presented by RBSM on the 2025 Financial Statements, we recommended to the Board that the 2025 Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, for filing with the SEC.

Submitted by the Audit Committee,

Hugh Regan, Jr., Chairman

Robert Brown

Deborah MacConnel (1)

(1)	Ms. MacConnel is not standing for re-election as a Director at the Annual Meeting. Accordingly, immediately following the Annual Meeting, Ms. MacConnel will cease to be a Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date by (i) each Named Executive Officer, (ii) each member of our Board, (iii) each person deemed to be the beneficial owner of more than 5% of our common stock, and (iv) all of our executive officers and Directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our stock listed as owned by such person. The address of each person is deemed to be the address of the Company unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages are based upon 231,229,054 shares of our common stock outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Executive Officers and Directors:
Robert Brown (2)	380,555		*
Brian Haugli (3)	88,780,977		38.40%
Nick Hnatiw (4)	14,699,729		6.34%
Deborah MacConnel (5)	730,557		*
Ryan Polk (6)	1,623,866		*
Hugh Regan, Jr. (7)	758,335		*
Anna Seacat	-		*
All Directors and executive officers as a group (7 persons)	106,944,019	(8)	46.25%
Other 5% or Greater Stockholders:
None

*Less than 1%

(1)	Includes shares of common stock that individuals have the right to acquire within 60 days of the Record Date.

(2)	In addition, as of the Record Date, Mr. Brown has an aggregate of 733,334 unvested RSUs.
(3)	In addition, as of the Record Date, Mr. Haugli has an aggregate of 4,642,361 unvested RSUs.
(4)	In addition, as of the Record Date, Mr. Hnatiw has an aggregate of 1,129,631 unvested RSUs.
(5)	In addition, as of the Record Date, Ms. MacConnel has an aggregate of 733,334 unvested RSUs.
(6)	In addition, as of the Record Date, Mr. Polk has an aggregate of 3,113,426 unvested RSUs.
(7)	In addition, as of the Record Date, Mr. Regan has an aggregate of 733,334 unvested RSUs.
(8)	In addition, as of the Record Date, the executive officers and directors, as a group, have an aggregate of 11,085,420 unvested RSUs.

Equity Compensation Plan Information

From time to time, the Company makes equity compensation awards to employees, directors, and contractors pursuant to the Equity Incentive Plan which included a reserve of 8.0 million shares for awards. The Equity Incentive Plan also allows for an annual increase in the reserve up to an amount approximately equal to 5% of the fully diluted outstanding shares at the end of the prior calendar year. On June 29, 2022, the Board of Directors authorized an 8,186,106 increase in the shares reserved for the Equity Incentive Plan. On February 15, 2024, the Board of Directors authorized an increase of 13,599,334 in the shares reserved for the Equity Incentive Plan. On February 3, 2025, the Board of Directors authorized an increase of 14,196,898 in the shares reserved for the Equity Incentive Plan. Awards granted under the Equity Incentive Plan in lieu of compensation are exempt from counting against the reserve.

Equity Incentive Plan Reserve
(In thousands)

Initial Reserve at September 13, 2021	8,000
Non-exempt awards	(36,280)
Forfeitures	3,983
Annual reserve increases	35,982
Reserve at September 30, 2025	11,685

Reserve percent of outstanding shares at September 30, 2025	5.1%

The Company has granted and intends to continue granting RSUs to Directors, employees, and certain contractors with service-based vesting conditions. The RSUs vest over a 3-year service period. The following table summarizes the activity of our RSUs granted under our Equity Incentive Plan.

RSUs

Outstanding RSU Grants	Number of RSUs	Weighted Average Grant Date Value Per RSU
(In thousands)

Outstanding Grants at September 30, 2023	8,637	$0.10
Granted	11,047	0.05
Vested	(6,537)	0.08
Canceled/Forfeited	(2,000)	0.10
Outstanding Grants at September 30, 2024	11,148	0.06

Granted	11,498	0.04
Vested	(6,399)	0.06
Canceled/Forfeited	(946)	0.06
Outstanding Grants at September 30, 2025	15,301	$0.05

The weighted-average remaining vesting period of RSUs at September 30, 2025, was 1.85 years. The total grant-date fair value of RSUs vested during Fiscal 2025 and Fiscal 2024 was $414 thousand, and $554 thousand, respectively.

Stock Options

The following table summarizes the Fiscal 2025 activity of our stock options granted under the Equity Incentive Plan. We did not grant stock options during Fiscal 2025. On December 20, 2024, our Board of Directors authorized the termination of stock options previously awarded to independent directors.

Outstanding Stock Options	Number of
(In thousands)	Stock Options
Outstanding Grants at September 30, 2024	3,300
Granted	—
Vested	—
Canceled/Forfeited	(3,300)
Outstanding Grants at September 30, 2025	—

EXISTING EQUITY COMPENSATION PLAN INFORMATION

The table below shows information with respect to all our equity compensation plans as of September 30, 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
(in thousands)
Equity compensation plans approved by security holders	15,300,823		$0.05	11,685,395
Equity compensation plans not approved by security holders	N/A	$	N/A	N/A

(1)	This represents 15,300,823 RSUs.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our Directors, executive officers, and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings. Based solely upon a review of the copies of the forms furnished to us, we believe that our Directors, executive officers, and holders of more than 10% of our common stock complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as discussed above under the caption “Executive Compensation”, the following sets forth a summary of all transactions since October 1, 2024, or any currently proposed transaction, in which we were to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at the fiscal year-end for September 30, 2025 and 2024, and in which any Director, officer, or any stockholder owning greater than 5% of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest (other than compensation described above under “Executive Compensation” and/or “Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other Payments

Brian Haugli, our Chief Executive Officer and a greater than 5% stockholder in the Company, is also a principal stockholder of RealCISO Inc. (“RealCISO”). In September 2020, SideChannel assigned to RealCISO certain contracts and intellectual property. We are a reseller of the RealCISO software. We receive revenue from our customers for the use of RealCISO software and pay licensing fees to RealCISO for such use. For Fiscal 2025 and Fiscal 2024, SideChannel paid $75 thousand and $30 thousand to RealCISO for licenses, respectively.

We also received $34 thousand and $122 thousand from RealCISO for software development services that we provided Real CISO during Fiscal 2025 and 2024, respectively. We expect to continue to engage with RealCISO for software development services during Fiscal 2026.

On October 13, 2023, the Association of the US Army (“AUSA”) signed an agreement for a cybersecurity risk assessment for approximately $24 thousand. On February 15, 2024, the President of AUSA, Retired U.S. Army General Robert Brown, joined our Board. On July 8, 2024, AUSA signed an agreement for recurring vCISO Services which generated approximately $9 thousand of revenue in Fiscal 2024 and $54 thousand of annual revenue in Fiscal 2025 for the Company before terminating in March 2025. SideChannel reserved booth space at the AUSA Global Force Symposium held in March 2025 and paid $8 thousand to AUSA for this event.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with Directors, officers, and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to a related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith. We do not have a related party transactions policy in place.

OTHER MATTERS

The Board knows of no other business, which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. The proxy also has discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

For business (including, but not limited to, Director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given written notice of the Proposing Stockholder’s nomination or proposal, either by personal delivery or by United States mail to the Secretary of the Company not later than 60 calendar days prior to the date such annual meeting is to be held. If the current year’s meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, notice must be received not later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of stockholders begin a new time period for giving a Proposing Stockholder’s notice as provided above.

A Proposing Stockholder’s notice must comply with SEC regulations, as well as the provisions of our Bylaws and shall include, but not be limited to, as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(a) The name and address of the Proposing Stockholder, and the classes and number of shares of the corporation held by the Proposing Stockholder.

(b) If the notice is in regard to a nomination of a candidate for election as Director: (a) the name, age, and business and residence address of the candidate; (b) the principal occupation or employment of the candidate; and (c) the class and number of shares of the corporation beneficially owned by the candidate.

(c) If the notice is about a proposal other than a nomination of a candidate for election as Director, a brief description of the business desired to be brought before the meeting and the material interest of the Proposing Stockholder in such proposal.

Stockholders who intend to have a proposal considered at our next Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than September 4, 2026, which proposal must be made in accordance with the provisions of our Bylaws and SEC regulations.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors, by the same deadline as disclosed above. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly. If the date of the Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the Annual Meeting and the tenth calendar day following the date on which public announcement of the date of the Annual Meeting is first made.

ADDITIONAL INFORMATION

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Brokers with account holders who are our stockholders may be “householding” our proxy materials. A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy materials, please notify your broker, or submit a request in writing to our Secretary, c/o SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Annual Reports and Form 10-K

Copies of our Annual Report on Form 10-K for Fiscal 2025 may be obtained without charge by writing to the Company’s Secretary, SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608, The Notice, our Annual Report on Form 10-K and this proxy statement are also available online at https://investors.sidechannel.com/sec-filings.

By Order of the Board of Directors,

January 2, 2026	/s/ Ryan Polk
Ryan Polk
Secretary of the Board of Directors

SideChannel VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59pm, Eastern Time, on February 11, 2026.

Online
Go to **www.envisionreports.com/SDCH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SDCH

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2026 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - Robert Brown	☐	☐
02 - Brian Haugli	☐	☐
03 - Nick Hnatiw	☐	☐
04 - Hugh Regan, Jr.	☐	☐
05 - Anna Seacat	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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2026 Annual Meeting Admission Ticket

2026 Annual Meeting of SideChannel, Inc. Stockholders

February 12, 2026, 9:00 A.M. Eastern Standard Time
SideChannel, Inc. Headquarters
146 Main Street, Suite 405, Worcester, MA 01608

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/SDCH

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SDCH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SideChannel, Inc.

Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — February 12, 2026

Brian Haugli and Ryan Polk, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of SideChannel, Inc. to be held on February 12, 2026, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.